FOR IMMEDIATE RELEASE: December 21, 2017

Mayor asks voters to authorize sale of Municipal Light & Power on April 2018 Ballot

$1 billion sale seizes opportunity to increase efficiencies, stabilize rates for Anchorage residents

Anchorage, AK—Today Mayor Ethan Berkowitz announced that he will ask the Anchorage Assembly to place a proposition on the April 2018 municipal ballot allowing voters to authorize the sale of Municipal Light & Power (ML&P) to Chugach Electric Association, Inc. (Chugach). The announcement comes after urging from both the local business community and Anchorage Assembly to explore unification opportunities between the two utilities.

“This proposal represents a great opportunity—it protects taxpayers and ratepayers. It helps secure Anchorage’s fiscal and energy future,” said Mayor Ethan Berkowitz.

The final determination to recommend a sale to Chugach comes after a long and diligent process led by Mayor Berkowitz to ensure that any decision is in the best interest of all Anchorage residents. At the end of this process, the recommendation for a sale to Chugach was decided based on the following principles:

— Chugach proposed a competitive price for the purchase price of ML&P
— Chugach agreed that rates would not be raised as a result of this sale
— Chugach agreed there would be no layoffs as a result of this sale

“We believe this is good news for all of Anchorage. Rates will not go up, jobs are secure, and hundreds of millions of dollars will be saved in the coming years,” said Chugach CEO Lee Thibert. “With one Anchorage electric utility, it strengthens our position to address the underlying structural changes in our industry brought on by new technologies and distributed generation. Additionally, we reduce duplication on many fronts, take advantage of efficiencies, and all ratepayers become part of the Chugach member-owned cooperative.”

The sale of ML&P would allow the Municipality of Anchorage to pay off approximately $525 million in debt, invest additional money into the MOA trust fund, and preserve existing utility contributions under the tax cap.

Chugach will present details of their offer to members of the Anchorage Assembly at a work session today at 11a.m. Additional work sessions and public hearings will be held prior to the Assembly’s vote at the end of January.

In April, the Anchorage Economic Development Corporation (AEDC) convened a working group of local business leaders who sent a letter urging exploration of further consolidation of services between Chugach and ML&P due to both successful joint operations and duplicative efforts. Following the AEDC report, the Anchorage Assembly passed a resolution that directed the Berkowitz Administration to take the next steps in exploring potential opportunities.

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MEDIA CONTACTS:

Kristin DeSmith, Communications Director, Office of the Mayor, (907) 231-2226

Julie Harris, Public Relations Manager, Municipal Light & Power, (907) 717-8681

Julie Hasquet, Manager, Corporate Communications, Chugach Electric, (907)-762-4489